UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 7)*


                             Jaco Electronics, Inc.
                                (Name of Issuer)

                          Common Stock, $0.10 Par Value
                         (Title of Class of Securities)

                                   469783-10-4
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).











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




1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Charles B. Girsky

-------- ----------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) |_|

(b) |_|

-------- ----------------------------------------------------------------------
3 SEC USE ONLY


-------- ----------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION

United States
-------- ----------------------------------------------------------------------
Number of
Shares
Beneficially
Owned By
Each
Reporting
Person
With

5 SOLE VOTING POWER
40,000 shares                                                               1.0%
---------------------------------- ------ -------------------------------------
6 SHARED VOTING POWER
245,774 shares                                                              6.5%
------------------------- ------ ---------------------------------------------
7 SOLE DISPOSITIVE POWER
40,000 shares                                                               1.0%
------ -----------------------------------------------------------------------
8 SHARED DISPOSITIVE POWER
245,774 shares                                                              6.5%
------ -----------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
285,774 shares

-------- ------ ---------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

|-|
-------- ------ ---------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
7.5%

-------- ------ ---------------------------------------------------------------
12 TYPE OF REPORTING PERSON*
IN

-------- ------------------------- ------ -------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!






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


1 NAME OF REPORTING PERSON
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Lois Girsky

-------- ----------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) |_|

(b) |_|

-------- ----------------------------------------------------------------------
3 SEC USE ONLY


-------- ----------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION

United States
-------- ----------------------------------------------------------------------

Number of
Shares
Beneficially
Owned By
Each
Reporting
Person
With
---------------------------------- ------ -------------------------------------
5 SOLE VOTING POWER
0 shares                                                                      0%

6 SHARED VOTING POWER
285,774 shares                                                              7.5%
------------------------- ------ ----------------------------------------------
7 SOLE DISPOSITIVE POWER
0 shares                                                                      0%

------ ------------------------------------------------------------------------
8 SHARED DISPOSITIVE POWER
285,774 shares                                                              7.5%

------ ------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
285,774 shares

-------- ------ ----------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

|-|
-------- ------ ---------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
7.5%

-------- ------ ---------------------------------------------------------------
12 TYPE OF REPORTING PERSON*
IN

-------- ------------------------- ------ -------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


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




         This statement constitutes Amendment No. 7 to the Schedule 13G previously filed by the Reporting Person. No changes in any information previously reported have occurred, except as set forth in this or prior
Amendments.

Item 4.           Ownership

         1.  Charles  Girsky,  is a Trustee of The Girsky  Family  Trust,  dated
12/15/95 ("Girsky Family Trust") and the husband of Lois Girsky.

                  (a)      Amount Beneficially Owned:  285,774(1,2) shares

                  (b)      Percent of Class:   7.5%

                  (c) Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:  40,000(1) shares
                           (ii)     shared power to vote or to direct the vote:  245,774(2) shares
                           (iii)    sole power to dispose or to direct the disposition of:  40,000(1) shares
                           (iv)     shared power to dispose or to direct the disposition of:  245,774(2) shares


         2. Lois Girsky, is a Trustee of the Girsky Family Trust and the wife of Charles Girsky.

                  (a)      Amount Beneficially Owned:   285,774(1,2) shares

                  (b)      Percent of Class:   7.5%

                  (c) Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:  0 shares
                           (ii)     shared power to vote or to direct the vote:  285,774(1)(2) shares
                           (iii)    sole power to dispose or to direct the disposition of:  0 shares
                           (iv)     shared power to dispose or to direct the disposition of:  285,774(1)(2) shares

     On February 3, 1997, Charles Girsky delivered 244,541 shares of Common Stock to the Girsky Family Trust.

     Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1). --------

          (1) Includes 15,000 shares of Common Stock acquirable pursuant to the exercise of options granted under the Issuer's 1993 Non-Qualified Stock Option Plan (the "1993 NQOP") to Charles Girsky and 25,000 shares of Common Stock awarded under the Issuer's Restricted Stock Plan. Does not include non-qualified stock options granted under the 1993 NQOP to acquire 25,000 shares of Common Stock that are not exercisable within sixty days of the date hereof.

          (2) Includes 243,077 shares of Common Stock held by the Girsky Family Trust.

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




                                                     SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                             Date: February , 1998
                             Signature: /s/ Charles B. Girsky
                             Name/Title: Charles B. Girsky








         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Note:Six copies of this statement, including all exhibits, should be filed with the Commission.


     Attention:  Intentional  misstatements  or  omissions  of  fact  constitute
          Federal criminal violations (See 18 U.S.C. 1001)



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



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                              Date: February, 1998
                              Signature /s/ Lois Girsky
                              Name/Title: Lois Girsky




         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note:Six copies of this statement, including all exhibits, should be filed with the Commission.


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)




                                   Page 6 of 6
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